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                                                                    EXHIBIT 10.1

                             1992 Stock Option Plan

         The Company's 1992 Stock Option Plan was adopted by the Board of Directors of the Company and approved by the Company's stockholders in February 1992. The Board of Directors subsequently adopted an amendment and restatement of the Company's 1992 Stock Option Plan (as so amended and restated, the "Existing Plan") in April 1995, and the Existing Plan was approved by the Company's stockholders in June 1995. The Board of Directors has unanimously approved an amendment and restatement to the Existing Plan (as so amended and restated, the "Restated Plan"), subject to stockholder approval. The principal changes that would result from the Restated Plan are: (i) an increase in the aggregate number of shares of Common Stock of the Company available for the exercise of options granted under the Plan from 500,000 to 750,000; and (ii) an increase in the limit on the number of shares as to which options may be granted to any grantee in any calendar year from 75,000 to 215,000.

         The summary of the Restated Plan that appears below is qualified in its entirety by reference to the full text of the Restated Plan, the text of which is set forth in its entirety in Exhibit A.

PURPOSE OF THE RESTATED PLAN

         The primary purpose of the Restated Plan is to encourage key employees and directors of the Company and its subsidiaries to acquire and maintain stock ownership, thereby strengthening their commitment to the success of the Company and its subsidiaries and their desire to remain employed by, or a director of, the Company and its subsidiaries. The Restated Plan is also intended to attract, employ and retain key employees and directors and to provide such directors and employees with additional incentive and reward opportunities designed to encourage them to enhance the profitable growth of the Company and its subsidiaries.

SHARES AVAILABLE UNDER THE RESTATED PLAN

         Under the Existing Plan, there are currently 500,000 shares of Common Stock reserved for issuance on account of the exercise of non-qualified stock options. Under the Restated Plan, the number of shares available for issuance is increased to 750,000. If and to the extent an option expires or terminates for any reason without having been exercised in full, the shares of the Company's Common Stock associated with such option will become available for other options under the Restated Plan. The Restated Plan provides that the stock option committee of the Company's Board of Directors (the "Committee") may make equitable adjustments to the aggregate number of shares of the Company's Common Stock available pursuant to the Restated Plan, the limit on the number of shares as to which options may be granted to any grantee in any calendar year, the number of shares covered by an option and the exercise price of options to reflect a stock dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, asset spin-off, reorganization, or similar event, of or by the Company.

         The Existing Plan currently provides that a maximum of 75,000 shares of Common Stock may be subjected to options granted to any

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particular individual in any calendar year. Under the Restated Plan, the maximum number of shares as to which options may be granted to any particular individual in any calendar year is increased to 215,000.

INTERESTED PARTIES

         All of the Company's directors and executive officers have a potential interest in the proposed Restated Plan in that they are eligible to receive options under the Restated Plan. Effective February 3, 1997, in connection with the approval of a new employment agreement with Mr. Michael Bayles, the Company's President and Chief Operating Officer, by the Board of Directors (see "Executive Officers' Compensation--Employment Agreements" below), the Compensation Committee of the Board granted to Mr. Bayles an option to purchase 210,000 shares of Common Stock (representing approximately 8% of the then-outstanding shares of Common Stock), subject to the approval of the proposed Restated Plan by the Company's stockholders. As described in the table below, the option becomes exercisable in three annual installments commencing on February 3, 1998 at the exercise prices set forth below. As of April 29, 1997, the closing price of the Common Stock on the NASDAQ National Market was $2-5/8.

# of Shares              Date              Exercise
  Subject                First               Price
 to Option            Exercisable          Per Share
 ---------            -----------          ---------
   20,000                2/3/98             $ 2.75
   28,000                2/3/98             $ 7.50
   36,000                2/3/98             $10.00

   17,500                2/3/99             $ 2.75
   24,500                2/3/99             $ 7.50
   31,500                2/3/99             $10.00

   12,500                2/3/00             $ 2.75
   17,500                2/3/00             $ 7.50
   22,500                2/3/00             $10.00

The option expires on February 3, 2007.

GRANTS

         Under the Existing Plan, as of February 3, 1997, authority existed to grant options with respect to an additional 181,250 shares of Common Stock (subject to adjustment as discussed above). Effective on February 3, 1997, the Board of Directors granted to Mr. Bayles an option to purchase 210,000 shares of Common Stock, subject to stockholder approval of the Restated Plan. No other option grants have been made since February 3, 1997. Therefore, after giving effect to the increase in the number of shares of Common Stock available for exercise of options granted under the Restated Plan from 500,000 to 750,000, the Committee would have authority to grant options with respect to an additional 221,250 shares of Common Stock (subject to adjustment as discussed above).

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ADMINISTRATION OF THE RESTATED PLAN

         The Committee, which consists of at least two members of the Board of Directors of the Company, administers and interprets the Restated Plan.

         Subject to the terms of the Restated Plan, the Committee has the authority: (i) to grant options; (ii) to determine when options may be granted, the option price and the individuals to whom options shall be granted; (iii) to interpret the Restated Plan and to make all determinations necessary or advisable for the administration of the Restated Plan; (iv) to prescribe, amend, and rescind rules relating to, and consistent with, the Restated Plan; (v) to determine the terms and provisions of the written agreements by which all options shall be granted and, with the consent of the grantee, to modify any such option agreement at any time; (vi) to accelerate the exercisability of,and to accelerate or waive any or all of the restrictions and conditions applicable to, any option; (vii) to make adjustments or modifications to options to grantees employed outside the United States; and (viii) to impose such additional conditions, restrictions, and limitations upon the grant, exercise or retention of options as the Committee may deem appropriate.

ELIGIBLE PARTICIPANTS IN THE RESTATED PLAN

         Options may be granted to any employee or director of the Company or any of its subsidiaries. To date, a total of 44 employees and 3 directors have been granted options under the Existing Plan.

TERMS OF OPTIONS

         The exercise price of each non-qualified stock option granted under the Restated Plan must at least equal 80% of the fair market value of the underlying shares of Common Stock on the date of grant, and the maximum term of such an option may not exceed 10 years.

         No option granted under the Restated Plan is transferable by the holder other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the holder only by such holder. The Restated Plan provides that any option granted under the Restated Plan terminates (i) on the date of grantee's termination of employment with the Company or any subsidiary for Cause (as defined) or (ii) 30 days after a grantee's termination of employment with the Company or any subsidiary other than by reason of Cause; provided that the Committee has discretion to extend the exercisability of options after a grantee's termination of employment (other than by reason of Cause) beyond 30 days to any longer period up to the full remaining term of the option.

         The exercise price of any option granted under the Restated Plan may be paid in cash or with shares of Common Stock valued at their fair market value on the date they are tendered. The Restated Plan terminates on February 28, 2002, unless earlier terminated by the Board of Directors. The Restated Plan permits the Committee to grant substitute options for any canceled options granted under the Restated Plan. If the Committee cancels any option, and a new option is

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substituted therefor, then the Committee may, in its discretion, determine the terms and conditions of such new option subject to the express provisions of the Restated Plan relating to new option grants.

         The Restated Plan provides that each option granted is exercisable in one or more installments commencing not less then six months after the grant date unless otherwise determined by the Committee and that the Committee, in its sole discretion, has the authority to accelerate the exercisability of outstanding options. The Restated Plan also provides for the automatic acceleration of the exercisability of all outstanding options (regardless of when granted) in the event of a Change of Control of the Company. For this purpose, a "Change of Control" would include certain acquisitions or holdings of beneficial ownership of 40% or more of the outstanding Common Stock; certain changes in the composition of a majority of the Board of Directors; and stockholder approval of certain extraordinary corporate transactions, including mergers involving the Company which result in less than 60% of the surviving entity being owned by the stockholders of the Company.

MODIFICATIONS OF THE RESTATED PLAN

         The Board of Directors of the Company is authorized to amend or modify the Restated Plan without the approval of the stockholders of the Company, except as such stockholder approval may be required under the listing requirements of any national securities exchange or national market system on which any of the Company's equity securities are listed.

FEDERAL INCOME TAX IMPLICATIONS OF THE RESTATED PLAN

         The following discussion summarizes certain federal income tax consequences of participation in the Restated Plan based on the law in effect on April 28, 1997. This summary of certain federal income tax consequences of participation in the Restated Plan does not cover ederal employment tax or other federal tax consequences that may be associated with the Restated Plan, nor does it cover state, local or non-U.S. taxes.

         Stock Options. All of the options granted under the Restated Plan are non-qualified stock options for Federal income tax purposes. Accordingly, an optionee will not realize income upon the grant of such an option; however, in any year in which an optionee exercises a part or all of such option, the excess, if any, of the fair market value of the shares at the date of exercise over the option price will be taxed as compensation at ordinary income tax rates, and the Company will be entitled to a tax deduction for a like amount in the same year.

         Withholding. The Company is required to withhold income taxes with respect to income received upon the exercise of a non-qualified stock option. With the approval of the Committee and subject to conditions specified in the Restated Plan, the grantee can elect to have the Company retain, upon option exercise, shares sufficient to satisfy such grantee's tax obligations with respect to the option exercise.

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         The Company's Federal income tax deduction as discussed above is subject to the limitations of Section 162(m) of the Internal Revenue Code. In general, Internal Revenue Code Section 162(m), subject to certain exceptions, denies the Company a deduction for compensation payable to its Chief Executive Officer and its other four highest-paid executive officers named in the Company's proxy statement, if any, to the extent that such compensation (including taxable "spread" realized upon the exercise of non-qualified stock options) exceeds $1 million in any taxable year. For this purposes "spread" means the excess of the market value of the Common Stock on the date the option is exercised over the exercise price of the option. Option spread generally does not count as compensation for the purpose of determining whether an executive officer has received compensation in excess of $1 million in a year if (i) the option plan has been approved by holders of a majority of the shares voted with respect thereto, (ii) the plan limits the number of shares as to which options may be granted in a specific period to any individual; and (iii) the amount of compensation an individual could receive from the option is based solely on an increase in the value of stock after the date the options are granted. Although the Compensation Committee has no present intention to do so, the Restated Plan permits the grant of an option with an exercise price less than 100% of the market value of the Common Stock on the date of grant. The spread on such an option would count as compensation for purposes of the $1 million limit. Moreover, a portion of spread in connection with the exercise of an option the exercisability of which has been accelerated in connection with a change of control may not be deductible by the Company and may result in the optionee becoming subject to a 20% excise tax on a portion of the spread.